EXHIBIT 5

VOTING TRUST AGREEMENT

     VOTING TRUST AGREEMENT (this “Trust Agreement”), dated as of May 31, 2006, by and among Banco Santander Central Hispano, S.A., a Spanish sociedad anónima (the “Stockholder”), Sovereign Bancorp Inc., a Pennsylvania corporation (the “Company”), and The Bank of New York (the “Trustee”).

W I T N E S S E T H:

     WHEREAS, the Stockholder and the Company are parties to an Investment Agreement, dated as of October 24, 2005 (as amended on November 22, 2005 and on the date hereof and as it may be amended from time to time, the “Investment Agreement”), pursuant to which the Stockholder shall acquire common stock of the Company, without par value (“Company Common Stock”) equal to 19.80% of the issued and outstanding shares of Company Common Stock on the date so acquired (the “Closing Date”) and shall have the right, but not the obligation, to acquire (itself or through an affiliate) shares of Company Common Stock constituting up to an additional 5.19% of the issued and outstanding shares of Company Common Stock, directly from the Company, in the open market and/or from third parties, on terms set forth in the Investment Agreement;

     WHEREAS, the terms of the Investment Agreement require that (i) certain of the additional shares of Company Common Stock acquired by the Stockholder (or its Affiliates) be deposited in a voting trust, (ii) the shares of Company Common Stock so deposited continue to be held in such voting trust pending the occurrence of certain specified future events and (iii) the shares of Company Common Stock held by the voting trust be voted by the Trustee in proportion to the vote of certain shareholders of the Company;

     WHEREAS, neither the Trustee nor any of its Affiliates has any officers or board members in common with the Stockholder or any of its Affiliates; and

     WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement.

      NOW THEREFORE, the parties hereto agree as follows:

     1. Creation of Trust; Establishment of Account – The Stockholder and the Company hereby appoint The Bank of New York as Trustee hereunder, and the Trustee hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein. The Trustee is hereby instructed to establish a non-interest bearing segregated trust account entitled “Banco Santander Voting Trust Account” (the “Account”), and the account number for such account is 115305.

     2. Trust Is Irrevocable – This Trust Agreement during the term of the trust shall be irrevocable by the Stockholder and the Company and their Affiliates and shall terminate only in accordance with, and to the extent of, the provisions of Paragraph 7 hereof.

      3. Deposit of Trust Stock –

     (a) From and after the Closing Date, the Stockholder shall, from time to time, deposit with the Trustee for credit to the Account shares of Company Common Stock as required by the terms of the Investment Agreement. For the avoidance of doubt, in no event whatsoever shall the Trustee be responsible for determining anything about the nature of shares deposited with it or compliance by the Stockholder and the Company with the terms of the Investment Agreement. Shares of Company Common Stock that are certificated and deposited with the Trustee to be held by it pursuant to the terms of this Trust Agreement shall be duly endorsed in blank or accompanied by proper instruments duly executed for transfer thereof to the Trustee or otherwise validly and properly transferred.

     (b) Promptly following receipt by the Trustee of the shares of Company Common Stock, the Trustee shall issue to the Stockholder, in respect of shares of Company Common Stock deposited hereunder, one or more Voting Trust Certificates substantially in the form attached hereto as Exhibit A (the “Trust Certificates”), with the blanks therein appropriately completed. The Trustee is hereby instructed to establish and maintain a Trust Certificate register.

     (c) All shares of Company Common Stock that are Treasury Stock at any time delivered to the Trustee hereunder are called the “Trust Treasury Stock”, and shall be so designated by the Stockholder at the time of delivery to the Trustee. All shares of Company Common Stock (including Trust Treasury Stock), at any time delivered to the Trustee hereunder are called the “Trust Stock”.

     (d) To the extent that any certificated Trust Stock delivered to the Trustee is not registered in the name of the Trustee, the Trustee shall present to the Company all certificates representing Trust Stock not registered in the name of the Trustee, or its nominee, as trustee under this Trust Agreement, for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates registered in the name of the Trustee, or its nominee, as Trustee under this Trust Agreement.

     4. Voting of Trust Stock – The Company shall give the Trustee at least 15 business days prior notice of each annual and special meeting of stockholders of the Company. The Company shall deliver a proxy at least 15 business days prior to each such meeting substantially in the form attached hereto as Exhibit B. It is understood that such proxy will be substantially the same as the proxy sent to each other shareholder of the Company in connection with such meeting, except that, in lieu of the ability to vote for, against or abstain with respect to any matter to be voted on by shareholders, it will provide that all shares represented by such proxy shall be voted with respect to all matters to come before shareholders at such meeting in the same proportion as all other shares are voted (other than any shares voted by or at the direction of the Stockholder). The Company and the Stockholder hereby instruct the Trustee to be present, in person or represented by proxy, at all such annual and special meetings of stockholders of the Company for which the Trustee has received notice so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Stockholder and the Company agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof. As required by the Investment Agreement, the Trustee shall vote all Trust Stock with respect to all matters, including, without limitation, the election of directors, voted on by the shareholders of the Company by properly executing and delivering the proxy substantially in the form sent to it by the Company. The Trustee shall incur no liability in connection with its completion and submission of the proxy, including, but not limited to, the manner in which the shares are voted, other than due to its negligent failure to properly complete and deliver such proxy.

     5. Transfer of Trust Certificates – The Trust Certificates shall be transferable only in accordance with the following provisions: (i) the Trust Certificates may only be transferred to an Affiliate of the Stockholder; (ii) such transfer may only be effected by delivery to the Trustee of the Trust Certificate duly endorsed in proper form for transfer; and (iii) no Trust Certificate may be transferred without an instruction from the Stockholder, countersigned by the transferee, and a certificate from the Stockholder and, at the Trustee’s request, an Opinion of Counsel of the Stockholder, in each case delivered to the Trustee and stating that such transfer is permissible under the Investment Agreement, the Trust Agreement and applicable securities laws. Upon completion of any transfer permitted by this Paragraph 5, the Trustee shall (x) issue to the transferee a new Trust Certificate registered in the transferee’s name evidencing such transfer, (y) make such notations in the register of Trust Certificate Holders maintained by the Trustee as may be appropriate to reflect such transfer and (z) treat such person in whose name the trust certificate is registered in the Trustee’s register as owner for all purposes. Each Trust Certificate Holder hereunder shall, by his acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations. Any transfer of Trust Certificates in violation of this Paragraph 5 shall be null and void. It is understood that the Trustee shall not be responsible for determining the conditions to transfer of any Trust Certificates hereunder.

     6. Dividends and Distributions; Subscription Rights; Reorganizations and Recapitalizations –

     (a) (i) The Company shall pay each cash dividend or cash distribution or distribution of property or securities of other issuers or securities issued by the Company having no conditional or unconditional voting rights on any matter (“Non-Voting Distributions”), as may be declared and paid upon the Trust Stock, directly to the Trust Certificate Holders (or as otherwise directed by such Trust Certificate Holders).

(ii) The Trustee shall receive and hold dividends and distributions upon the Trust Stock of securities issued by the Company having conditional or unconditional rights to vote on any matter (“Voting Distributions”) upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing such new or additional securities to the registered holders of Trust Certificates in proportion to their respective interests.

(iii) Prior to the payment or distribution of any Voting Distribution or Non-Voting Distribution, the Company shall deliver a written notice to the Trustee designating such payment or distribution as a Voting Distribution or a Non-Voting Distribution, and requesting in the case of a Non-Voting Distribution a list of the

Trust Certificate Holders as of the record date for such Non-Voting Distribution so that the Company may comply with Paragraph 6(a)(i). The Trustee shall promptly provide such information to the Company. For the avoidance of doubt, in no event whatsoever shall the Trustee be responsible for determining anything about the nature of the dividends or distributions actually received by it, including but not limited to whether such are Voting Distributions or Non-Voting Distributions.

     (b) In case any stock or other securities of the Company are offered for subscription to the holders of capital stock of the Company deposited hereunder, through options, rights or otherwise, promptly upon receipt of notice of such offer from the Company and an instruction by the Company to deliver such notice to Trust Certificate Holders, the Trustee shall mail a copy thereof to the Trust Certificate Holders. Upon receipt by the Trustee, at least five days prior to the last day fixed by the Company for subscription and payment, of a request from any Trust Certificate Holder to subscribe on such Trust Certificate Holder’s behalf, the Trustee shall notify the Company which shall effect such subscription with the Trust Certificate Holder or its designee (who shall, if such securities have conditional or unconditional rights to vote on any matter, deposit the securities received thereof as Trust Stock in accordance with the provisions hereof). Upon receiving the shares or securities so subscribed for, the Trustee shall issue Trust Certificates representing such shares or securities to such Trust Certificate Holder. It is understood that all payments to the Company for such subscriptions shall be made directly from the Trust Certificate Holders or their designees to the Company. It is further understood that the sole responsibility of the Trustee in connection with any such subscriptions shall be to transmit the notice (prepared by the Company) that the Trustee receives from the Company to the Trust Certificate Holder, to transmit to the Company any written request from a Trust Certificate Holder wishing to subscribe and to accept the deposit of any such purchased securities that have conditional or unconditional rights to vote on any matter in accordance with the provisions hereof.

     (c) In the event that the Company is merged into or consolidated with another corporation, divided into two or more resulting entities, or all or substantially all of the assets of the Company are transferred to another corporation pursuant to a plan requiring the Company’s assets to be distributed in liquidation, or all the shares of the Company are to be exchanged in connection with a reorganization or recapitalization of the Company, then in connection with such transaction or series of transactions, the term “Company” for all purposes of this Trust Agreement shall be taken to include any successor entity, and the Trustee shall receive and hold under this Trust Agreement any stock of, or other interests in, such successor entity received on account of the ownership, as Trustee hereunder, of the Trust Stock prior to such merger, consolidation, division, transfer, reorganization or recapitalization. Voting Trust Certificates issued and outstanding under this Trust Agreement at the time of such merger, consolidation, division, transfer, reorganization or recapitalization may remain outstanding, and the term “Trust Stock” as used herein shall be taken to include any stock or evidence of an interest which may be received by the Trustee in lieu of all or any part of the capital stock of the Company.

     In case any reorganization or recapitalization affecting Trust Stock shall have been duly authorized, the Trustee is hereby authorized to surrender Trust Stock held by the Trustee hereunder, pro rata on behalf of all Trust Certificate Holders, as may be required under the terms pursuant to which such reorganization or recapitalization is to be effected, and to receive and hold any and all other securities of the Company or successor thereto issued in exchange for such surrendered Trust Stock. Following any such action, the Certificates issued and outstanding pursuant hereto shall be deemed to represent proportionately the number of other securities resulting from such reorganization or recapitalization.

      7. Transfer of Trust Stock; Termination of Trust –

     (a) The trust created hereby is accepted by the Trustee subject to the right hereby reserved in each Trust Certificate Holder at any time, by a writing executed by such Trust Certificate Holder (the “Transferor”), countersigned by the transferee (in the case of a private sale only and not if such Transfer is to be accomplished by sale in the open market) and delivered to the Trustee (a “Transfer Notice”), to sell, pledge, encumber or otherwise transfer or agree to transfer (a “Transfer”) all or any part of the Trust Stock (other than to the Stockholder or any of its Affiliates); provided that a Transfer may only be made if accompanied by a certificate of the Stockholder or, at the Trustee’s request, an Opinion of Counsel, that such Transfer is permissible under the Investment Agreement, this Trust Agreement and applicable securities laws. The Transfer Notice shall include an instruction to the Trustee on how to Transfer the Trust Stock being Transferred. A copy of such Transfer Notice shall be delivered to the Company and the Trustee, and the Trustee shall execute the Transfer specified therein as soon as practicable after the expiration of a three-business day period following its receipt of such Transfer Notice; provided the Trustee has received the Opinion of Counsel referred to above; and provided further that the Trustee shall in no event be required to receive any consideration for such Transfer of Trust Stock, which consideration shall be paid directly to the Trust Certificate Holder or its designee. The Trustee shall require the surrender to it of the Trust Certificates issued hereunder in respect of the Trust Stock to be so Transferred as a condition to the delivery of the Trust Stock to be Transferred pursuant to this subparagraph 7(a). It is understood that the Trustee shall not be responsible for determining the conditions to Transfer hereunder.

     (b) Upon the occurrence of a Release Date, the Company and the Stockholder shall jointly deliver, no later than 10 business days after the occurrence thereof, a certificate stating that such Release Date has occurred and instructing the Trustee to release (i) the Trust Stock, (ii) the Trust Stock other than Treasury Trust Stock and/or (iii) the Treasury Trust Stock, as applicable. “Release Date” means (A) with respect to Trust Treasury Stock, the date on which the stockholders of the Company have approved or ratified the issuance to the Stockholder of Treasury Stock and the Stockholder’s voting rights with respect thereto as contemplated by Section 2.03 of the Investment Agreement, and (B) with respect to all other Trust Stock, the earlier of the PA Law Termination Date and the date on which the stockholders of the Company have approved a proposal to permit the Stockholder to vote shares of Company Common Stock in excess of 19.99% of the Total Voting Power. As soon as practicable thereafter, but in no event more than 10 business days, the Trustee shall transfer to, or upon the order of, the holder or holders of Trust Certificates as then appearing on the records of the Trustee, its right, title and interest in and to all of the Trust Stock, the Trust Stock other than Trust Treasury Stock and/or the Trust Treasury Stock, as applicable. The Trustee shall require the surrender to it of the Trust Certificates hereunder before the release or transfer of the Trust Stock evidenced thereby.

     (c) Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate (and the trust created hereby shall cease and come to an end) on the earlier of (A) the date of the acquisition of the Company pursuant to the Buyer Acquisition Transactions, (B) the date of the acquisition of a majority of the Total Voting Power or all or substantially all the assets of the Company by Stockholder or its Affiliates after termination of the Investment Agreement (so long as such acquisition is in compliance with the surviving terms of the Investment Agreement (including Section 8.09)), (C) the first date on which the Stockholder and its Affiliates no longer own any of the Company Common Stock purchased on the date hereof at the closing under the Investment Agreement, and (D) the date on which the Release Date has occurred with respect to all Trust Stock (including Treasury Trust Stock) and all Trust Stock has been released by the Trustee. Upon such termination, the Trustee shall promptly transfer to, or upon the order of, the holder or holders of Trust Certificates as the appearing on the records of the Trustee, its right, title and interest in and to all of the Trust Stock and all other property then held in the trust created hereby and not theretofore transferred or delivered by it as provided herein. For the avoidance of doubt, in no event whatsoever shall the Trustee be responsible for determining whether the conditions in the foregoing clauses (A), (B), (C) or (D) have been complied with, and shall in all cases conclusively rely on an Opinion of Counsel of the Stockholder stating that the conditions precedent to termination have been satisfied.

     (d) Except as expressly provided in this Paragraph 7, the Trustee shall not Transfer the Trust Stock, and any Transfer in violation of the foregoing shall be null and void.

     8. Independence of the Trustee – Neither the Trustee nor any Affiliate of the Trustee may have any officers, or members of their respective boards of directors, in common with the Stockholder or any of its Affiliates. Neither the Stockholder nor any of its Affiliates shall purchase, other than in a fiduciary capacity for the benefit of third parties, a controlling interest in the stock or securities of the Trustee or any Affiliate of the Trustee that controls the Trustee.

     9. Compensation of the Trustee – The Stockholder agrees to pay to the Trustee from time to time such compensation as the Company and the Trustee shall agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and, subject to any limitations in such written agreement, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Trust Agreement (including the compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith. The provisions of this Paragraph 9 shall survive the termination of this Agreement.

     10. Concerning the Responsibilities and Indemnification of the Trustee – The Trustee may act through attorneys or agents and shall not be answerable for the default, negligence or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney has been selected with reasonable care. The Trustee shall not be responsible for the sufficiency or the accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any documents relating thereto, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by the Trustee, so long as the Trustee has acted in good faith and without gross negligence or willful misconduct. The Stockholder shall at all times protect, indemnify and save harmless the Trustee from any loss, cost or expense of any kind or character whatsoever (including taxes other than taxes based upon, measured by or determined by the income of the Trustee) incurred or suffered by the Trustee (i) in connection with the trust created hereby or (ii) resulting from Transfers of Trust Stock or Trust Certificates in compliance with this Agreement or the violation by any Trust Certificate Holder of applicable securities laws, except those losses, costs or expenses, if any, arising out of the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay all costs and expenses of any suit or litigation of any character with respect to the Trust Stock or this Trust Agreement except those, if any, arising out of the gross negligence or willful misconduct of the Trustee, and if the Trustee shall be made a party thereto, the Stockholder will pay all costs and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided that the Stockholder shall not be responsible for the cost and expense of any suit or litigation that the Trustee shall settle without first obtaining the Stockholder’s written consent; and provided further that the standard under which indemnification in this sentence shall not apply shall be negligence rather than gross negligence of the Trustee with respect to Paragraph 4 only. The Trustee may consult with counsel and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and without gross negligence or willful misconduct and in accordance with such opinion, except for settlement of a suit or litigation without the Stockholder’s consent as provided in this Paragraph 10. The provisions of this Paragraph 10 shall survive the termination of this Trust Agreement.

     11. Trustee to Give Account to Holders – To the extent requested to do so by the Stockholder or a Trust Certificate Holder, the Trustee shall furnish to the party making such request an Account statement.

     12. Resignation, Succession, Disqualification of Trustee – The Trustee, or any trustee hereafter appointed, may at any time resign by giving 60 days’ written notice of resignation to the Stockholder and the Company. The Stockholder shall, at least 15 days prior to the effective date of such notice, appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 8 hereof, (ii) be reasonably acceptable to the Stockholder and the Company and (iii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted such appointment at least 15 days prior to the effective date of such notice of resignation, the resigning Trustee may petition any competent authority or court of competent jurisdiction (at the expense of the Stockholder) for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee’s powers and duties hereunder, a copy of the instrument of assumption shall be delivered by the Trustee to the Stockholder and the Company and all registered holders of Trust Certificates shall be notified of its assumption, whereupon the Trustee shall be discharged of the powers and duties of the Trustee hereunder and the successor trustee shall become vested with such powers and duties and the term “Trustee” as used herein shall mean such successor trustee. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected by the Stockholder in the manner provided by this paragraph.

     13. Amendment – This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, the Stockholder, the Company and all the Trust Certificate Holders; provided that no such modification or amendment may cause the Stockholder and its Affiliates to directly own more than 19.99% of the Total Voting Power. The Trustee shall approve any modification or amendment upon the receipt of an Opinion of Counsel that such modification or amendment will not cause the Stockholder and its Affiliates to directly own more than 19.99% of the Total Voting Power; provided that the Trustee need not approve any modification or amendment adverse to the Trustee.

     14. Governing Law – The provisions of this Trust Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of New York.

      15. Successors and Assigns; Company Consent; Filing of Agreement –

     (a) This Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to the Stockholder by merger, consolidation or otherwise.

     (b) Except as otherwise expressly set forth herein, any consent required from the Company hereunder may be granted or withheld in the Company’s sole discretion.

     (c) Copies of this Trust Agreement, and each modification or amendment hereof, shall be filed in the principal office of the Company and shall be open for inspection by any holder of Trust Certificates and any shareholder of the Company, daily during business hours upon reasonable prior notice.

     16. Counterparts – This Trust Agreement may be executed in counterparts, each of which shall constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and one set of which shall be held by the Stockholder, one of which shall be held by the Company, and the other two of which shall be held by the Trustee, one of which shall be subject to inspection by holders of Trust Certificates on reasonable notice during business hours.

     17. Notices – Any notice which any party hereto may give to the other hereunder shall be in writing and shall be given by hand delivery, regular mail or by first class registered mail, or by overnight courier service, or by facsimile transmission confirmed by one of the aforesaid methods, sent, if to the Stockholder, to

Banco Santander Central Hispano, S.A.
Ciudad Grupo Santander

Avda. de Cantabria, s/n-28660
Boadilla del Monte
Madrid, Spain
Attention: Ignacio Benjumea, General Secretary
Facsimile: 34-91-259-6634

if to the Company, to

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attention: President
Facsimile: (610) 208-6148

if to the Trustee, to

The Bank of New York
101 Barclay Street, 21W
New York, New York 10286
Attention: Global Finance Unit
Facsimile: (212) 815-5802

     And if to the holders of Trust Certificates, to them at their addresses as shown on the records maintained by the Trustee.

     18. Remedies – Each of the parties hereto acknowledges and agrees that in the event of any breach of this Trust Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to an order compelling specific performance of this Trust Agreement in any action instituted in any state or federal court sitting in New York City, New York. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in New York City, New York.

     19. Entire Agreement – This Trust Agreement, together with the other agreements and documents referred to herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof.

      20. Additional Rights of Trustee –

     (a) The duties, responsibilities and obligations of the Trustee shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Trustee shall not be subject to, nor required to comply with, any other agreement between or among any of the Stockholder, the Company or any Trust Certificate Holders, or to which any of the Stockholder, the Company or any Trust Certificate Holder is a

party, even though reference thereto may be made herein, including, but not limited to the Investment Agreement. The Trustee shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

     (b) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Account (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays) or relating to the transfer of any Trust Stock, the Trustee is authorized to comply therewith in any manner as it or legal counsel of its own choosing deems appropriate; and if the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified, vacated or otherwise determined to have been without legal force or effect.

     (c) The Trustee shall not be liable for any action taken or failed to be taken, or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder, in the absence of gross negligence or willful misconduct on its part. In no event shall the Trustee be liable for (i) acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Stockholder or any person authorized hereunder to instruct the Trustee, or (ii) any consequential, punitive or special damages.

     (d) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee hereunder.

     (e) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties hereunder.

     (f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document. The Trustee shall not be expected to act with discretion, but rather to act at the instruction of the Stockholder and/or the Company and/or a Trust Certificate Holder, any of which the Trustee may conclusively rely upon and be fully protected in so relying.

     (g) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

     (h) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Trustee hereunder, the Trustee may, in its sole discretion and upon notice to the person providing such notice, instruction or other communication, refrain from taking any action other than retaining possession of the Account, unless the Trustee receives written instructions, signed by the Stockholder and the Company, which eliminates such ambiguity or uncertainty.

     (i) In the event of any dispute between or conflicting claims with respect to the Account, the Trustee shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions as long as such dispute or conflict shall continue, and the Trustee shall not be or become liable in any way to any person for failure or refusal to comply with such conflicting claims, demands or instructions. The Trustee shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Trustee or (ii) the Trustee shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting.

     (j) The Stockholder shall pay or reimburse the Trustee upon request for any transfer taxes or other taxes relating to the Account or the shares incurred in connection herewith (but in no event for income based taxes) and shall indemnify and hold harmless the Trustee against any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Trustee with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Trustee shall be responsible for income reporting only with respect to income earned on investment of funds in the Account, if any, and is not responsible for any other reporting.

     (k) The Bank of New York shall execute the Trust Certificates not in its individual capacity but solely as Trustee of the trust created by this Trust Agreement. The Trust Certificates do not represent interests in or obligations of The Bank of New York.

     21. Certificate and Opinion – (a) Upon any request or application by the Company and/or the Stockholder to the Trustee to take any action under this Trust Agreement, the Trustee shall be entitled, upon request, to receive from the Company and/or the Stockholder:

(i) an Officer’s certificate signed by an officer of the Company or the Stockholder, as applicable, that is a vice president or more senior officer to the effect that all conditions precedent and covenants relating to the Company or the Stockholder, respectively, if any, provided for in this Trust Agreement relating to the proposed action have been satisfied, and the action complies with the Trust Agreement; and

(ii) an Opinion of Counsel to the effect that, in the opinion of such counsel, all conditions precedent and covenants with respect to such action to be taken by the Company or the Stockholder, respectively, have been satisfied, and such action complies with the Trust Agreement.

     (b) Whenever an Opinion of Counsel is required or requested to be delivered hereunder, or a certificate is required to be delivered under Paragraphs 5 or 7 hereof, the Stockholder or the Company, as the case may be, shall deliver such opinion or certificate to the other at least two business days before delivery to the Trustee.

      22. Definitions – The following terms, as used herein, have the following meanings:

     “Affiliate” means, with respect to any person at any time, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of such time; provided that neither the Company nor its subsidiaries shall be deemed to be an Affiliate of the Stockholder prior to the consummation of an acquisition of the Company by the Stockholder.

     “Buyer Acquisition Transactions” means acquisitions of Voting Securities by the Stockholder contemplated or permitted by the Investment Agreement, including those acquisitions contemplated or permitted under Sections 2.01, 2.03, 2.04, 8.05, 8.06, 8.07, 8.08 and 8.10 of the Investment Agreement and any Required Purchases, and any transfers of Company Voting Securities by the Stockholder that are contemplated or permitted thereunder including those permitted under Section 8.02 of the Investment Agreement (but excluding any acquisitions or transfers of Voting Securities by any transferee after the initial acquisition of Voting Securities from the Stockholder).

     “Opinion of Counsel” means an opinion of counsel to the Stockholder or the Company, as applicable, delivered to the Trustee in form and substantive reasonably satisfactory to the Trustee.

     “PA Law Termination Date” means the first date on which Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall have become inapplicable to the transactions contemplated by this Agreement or inapplicable to the Company, in each case by virtue of a shareholder vote in accordance with Section 2541(a) of the Pennsylvania Business Corporation Law of 1988, as amended.

     “Required Purchase” means any purchase by the Stockholder of Company Common Stock or other securities of the Company or any other capital contribution by the Stockholder as may be required by any laws or regulations applicable to bank or thrift holding companies or by any governmental authority, including any purchase or capitalization as may be required to maintain the Stockholder’s status as a U.S. financial holding company.

     “Total Voting Power” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

     “Treasury Stock” means shares of Company Common Stock that are classified as treasury stock in accordance with generally accepted accounting principles in the United States as in effect from time to time.

     “Trust Certificate Holder” means the person in whose name the Trust Certificate is registered in the Trustee’s register.

     “Voting Securities” means (i) all the securities of the Company entitled, in the ordinary course, to vote in the election of directors of the Company and (ii) all securities of the Company that are convertible into, exchangeable for, or otherwise entitle the holder thereof to receive or purchase, at any time, securities of the Company having such voting power including, without limitation, the Contingent Convertible Trust Preferred Income Equity Redeemable Securities issued by Sovereign Capital Trust IV and (iii) all Trust Stock; provided that for purposes of determining Total Voting Power, the securities described in clause (ii) shall be taken into account only to the extent that such securities have been converted or exchanged or the holder thereof has received or purchased the securities having such voting power.

     23. Waiver of Jury Trial – EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed all as of the day and year first above written.

BANCO SANTANDER CENTRAL
HISPANO, S.A.

By:	/s/ Juan Rodriguez Inciarte

	Name:	Juan Rodriguez Inciarte
	Title:	Director General

SOVEREIGN BANCORP, INC.

By:	/s/ Jay Sidhu

	Name:	Jay S. Sidhu
	Title:	Chairman, President &
CEO

THE BANK OF NEW YORK, as Trustee

By:	/s/ David L. Rocco

	Name:	David L. Rocco
	Title:	Assistant Treasurer

EXHIBIT A

VOTING TRUST CERTIFICATE
FOR SHARES OF COMMON STOCK OF
SOVEREIGN BANCORP, INC.
INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF
PENNSYLVANIA

     THIS IS TO CERTIFY that ______________ will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 7 of said Voting Trust Agreement, a certificate or certificates for _________ shares of Common Stock, without par value, of Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of May 31, 2006, by Banco Santander Central Hispano, S.A., a Spanish sociedad anónima, the Company, and The Bank of New York, as Trustee, a copy of which Voting Trust Agreement is on file in the registered office of the Company at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and open to inspection of any shareholder of the Company and the holder hereof.

     The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including, without limitation, the right to receive payment of certain dividends or other distributions, if any, paid by the Company with respect to the number of shares represented by this Certificate.

     This Certificate shall be transferable only on the books of the undersigned Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

     The Bank of New York is executing this Trust Certificate not in its individual capacity but solely as Trustee of the trust created by the Voting Trust Agreement. This Trust Certificate does not represent interests in or obligations of The Bank of New York.

     By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:
THE BANK OF NEW YORK, solely in
its capacity as Trustee, and not in its
individual capacity

Name:
Title:

[FORM OF BACK OF VOTING TRUST CERTIFICATE]

     FOR VALUE RECEIVED, ________________________________ hereby sells, assigns, and transfers unto ___________________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint _________________________ Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Trustee, with full power of substitution in the premises.

___________________________

Dated:

In the Presence of:

___________________________

EXHIBIT B

[FORM OF PROXY FOR VOTING SHARES HELD BY THE BANK OF NEW YORK AS VOTING TRUSTEE AT ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS OF SOVEREIGN BANCORP, INC.]

     The undersigned, The Bank of New York (the “Trustee”), trustee under that certain Voting Trust Agreement, dated as of May 31, 2006 (the “Voting Trust Agreement”), by and among Banco Santander Central Hispano, S.A., a Spanish sociedad anómia (the “Stockholder”), Sovereign Bancorp, Inc., a Pennsylvania corporation (“Sovereign”), and the Trustee, hereby designates and appoints [INSERT NAMES OF PROXYHOLDERS], or any one of them acting in the absence of the other, as proxyholders, each with the power to appoint his or her substitute, and hereby authorizes and directs them to represent and to vote, in the manner designated below, all the shares of common stock of Sovereign held of record by the Trustee on [INSERT RECORD DATE], at the [Annual/Special] Meeting of Shareholders of Sovereign to be held on [INSERT MEETING DATE], or any adjournment thereof (the “Meeting”).

     All shares represented by this proxy shall be voted with respect to each matter submitted to shareholders at the Meeting, including the election of directors, in the same proportion as all other shares are voted on such matter (other than any shares voted by or at the direction of the Stockholder or any affiliate of the Stockholder).

THE BANK OF NEW YORK, solely in
its capacity as Trustee, and not in its
individual capacity

Name:
Title: